Exhibit 99.(6)(b)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of                  , 2016 by and among Brookfield Investment Management Inc., a Delaware corporation (the “Adviser”), Brookfield                                        Inc., a Maryland corporation (the “Fund”) solely with respect to Section 10(b) of this Agreement, and Schroder Investment Management North America Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Fund is engaged in business as a diversified, closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each of the Adviser and the Sub-Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund and the Adviser have entered into an investment advisory agreement (the “Advisory Agreement”) pursuant to which the Adviser acts as manager and investment adviser to the Fund;

WHEREAS, the Advisory Agreement provides that the Adviser shall have the authority to delegate any or all of its responsibilities to one or more investment sub-advisers in connection with the portfolio management of all or a portion of the Fund; and

WHEREAS, the Adviser and the Board of Directors of the Fund desire to engage the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement in respect of a portion of the portfolio of the Fund as determined by the Adviser in its sole discretion, from time to time (such portion, the “Sleeve”);

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

SECTION 1.                            Appointment of Sub-Adviser.

The Adviser hereby appoints the Sub-Adviser to act as investment Sub-Adviser to the Fund for the period and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way, or otherwise be deemed an agent of the Fund or the Adviser. For the avoidance of doubt, the Sub-Adviser shall not be permitted to delegate any of its obligations under this Agreement to an entity not affiliated with the Sub-Adviser but shall be permitted to delegate certain obligations to its affiliates, provided, however, that the Sub-Adviser shall remain responsible at all times for the performance of all duties under this Agreement.

SECTION 2.                            Duties of Sub-Adviser.

The Sub-Adviser, at its own expense, shall furnish the following services and facilities to the Fund:

(a)                                 Investment Program. The Sub-Adviser shall (i) furnish continuously an investment program for the Sleeve, (ii) determine (subject to the overall supervision of the Adviser and the Fund’s Board of Directors) the investments to be purchased, held, sold or exchanged by the Sleeve and the portion, if any, of the assets of the Sleeve to be held uninvested, (iii) make changes in the investments of the Sleeve, (iv) review and certify in writing, at such times as shall be reasonably requested by the Adviser, that the information stated in those sections specifically identified to the Sub-Adviser by the Adviser of the Fund’s registration statement on Form N-2 and/or Form N-14, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Registration Statement”) and as filed with the Securities and Exchange Commission (“SEC”), any proxy statement, any annual or semi-annual report to investors in the Fund, any other reports filed with the SEC, any press releases and any marketing material of the Fund, to the extent such sections relate to the Sub-Adviser and its management of the Fund or the applicable portion of the Fund’s assets comprising the Sleeve, is true, correct and complete to the best of its knowledge, (v) at such times as shall be reasonably requested by the Adviser, cooperate with the Adviser to ensure the accuracy of other information in such documents and materials relating to the Fund, including the Fund’s risk disclosures and financial information and the Sub-Adviser’s investment performance in its management of the Fund or the applicable portion of the Fund’s assets comprising the Sleeve, and (vi) vote, exercise consents and exercise all other rights pertaining to such investments. The Sub-Adviser shall be subject always to the provisions of and shall carry out its responsibilities under this Agreement in compliance with: (1) the Fund’s investment objective, policies and restrictions as set forth in the organizational documents of the Fund and the Registration Statement of the Fund, including the Fund’s prospectus and statement of additional information, and in any public filings made pursuant to the Securities Exchange Act of 1934 or the New York Stock Exchange requirements of which it is aware, including press releases and Form 8-K filings, in each case as from time to time amended and in effect and as applicable to the Sleeve; (2) all investment guidelines, policies, procedures, restrictions or directives of the Fund or the Adviser as provided to the Sub-Adviser and as applicable to the Sleeve (“Investment Guidelines”) (3) the 1940 Act and the rules promulgated thereunder; (4) the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules promulgated thereunder; (5) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto; and (6) other applicable federal and state laws and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (1) or (2) above and shall consult with the Sub-Adviser before making any changes relating solely to the Fund’s investment objective, policies and restrictions as set forth in the Registration Statement as well as to the policies, procedures and directives as set forth in the Investment Guidelines, all as applicable to the Sleeve.

(b)                                 Portfolio Transactions. The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Sub-Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d) of the Advisory Agreement. For that limited purpose, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities or other investments and payments of cash for the account of the Fund. The Sub-Adviser agrees to provide the Adviser with a list of the Sub-Adviser’s approved brokers and dealers upon the execution of this Agreement and upon request thereafter.

In placing portfolio transactions for the Fund, it is recognized that the Sub-Adviser will use best efforts to secure the most favorable price and efficient execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Fund nor the Sub-Adviser has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934 and any restrictions and guidelines established by the Fund’s Board of Directors, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers. It is understood that the services provided by such brokers may be useful or beneficial to the Sub-Adviser in connection with its services to other clients.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

To the extent that the Sub-Adviser engages in transactions that require segregation of assets or coverage of assets pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Sub-Adviser shall appropriately designate those assets to be segregated or used for coverage in accordance with the 1940 Act.

The Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by the Sub-Adviser on behalf of the Sleeve.

The Sub-Adviser may buy, sell or engage in transactions involving derivatives and other notional contracts (collectively, “Derivatives”), whether or not traded on any exchange or contract market, in managing the Sleeve in accordance with the Fund’s Registration Statement, other public filings with the SEC and the Investment Guidelines. The Adviser agrees that in that connection the Sub-Adviser, on the Fund’s behalf, and on such terms as the Sub-Adviser deems appropriate, may take any and all actions, or omit to take such actions, as it may in its discretion consider appropriate, including, but not limited to, selecting counterparties, executing brokers, clearing brokers and clearinghouses, as appropriate, negotiating and entering into agreements and arrangements governing or related to Derivatives (including without limitation ISDA Master Agreements and Credit Support Annexes and other master agreements or documents, confirmations and master confirmations, clearing documentation and agreements, and account opening and trading agreements), making representations and warranties, and generally taking steps intended to facilitate the entry into, trading, settling, margining and close out of Derivatives on the Fund’s behalf.

Further, the Sub-Adviser may, acting as agent on the Fund’s behalf, instruct the Fund’s custodian to provide collateral and margin in respect of Derivatives entered into for the Sleeve, including but not limited to initial and variation margin (whether or not the counterparty agrees to provide collateral or margin to or for the benefit of the Fund) and may instruct the Fund’s custodian to deliver margin to and deposit collateral and margin with the counterparty (or a person acting on the counterparty’s behalf). All Derivatives entered into for the Sleeve will be entered into by the Sub-Adviser in the Fund’s name or in the Sub-Adviser’s name on behalf of the Fund, and the Sub-Adviser is authorized to reveal the name of the Fund as it may in its discretion consider necessary or appropriate in connection with transactions in Derivatives for the Fund.

The Adviser confirms that any limitations on the authority of the Sub-Adviser on behalf of the Fund to enter into transactions involving Derivatives, to negotiate, execute and deliver agreements or other documentation with respect thereto, or to perform any of the activities on behalf of the Fund of a nature described above will be provided to the Sub-Adviser in writing or are set forth the Fund’s Registration Statement, other public filings with the SEC and the Investment Guidelines. The Adviser represents, warrants and covenants that it has full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives and to authorize the Sub-Adviser to perform the activities on behalf of the Fund of a nature described above, and acknowledges and agrees that the Sub-Adviser will rely on this representation, warranty and covenant in doing so. The Adviser agrees and covenants that the Sub-Adviser will have no liability to the Adviser or the Fund, or any person claiming through, or on behalf of the Fund, or by right of the Fund, or any other person, arising from the fact that the Fund lacked the full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives or to grant the authority purported to be granted to the Adviser set forth in this Agreement, and the Adviser agrees to hold the Sub-Adviser harmless against all losses which may be incurred by the Sub-Adviser in connection with a claim made against the Sub-Adviser by a counterparty as a result of the Fund lacking such capacity, power and authority.

(c)                                  Fair Valuation. In accordance with procedures adopted by the Fund’s Board of Directors, as amended from time to time, the Sub-Adviser will assist the Adviser in determining the fair valuation of any illiquid portfolio securities held in the Sleeve and will assist the Fund’s accounting services agent or the Adviser to obtain independent sources of market value for other portfolio securities held in the Sleeve upon request.

Further, the Sub-Adviser shall promptly notify the Fund and/or the Adviser if the Sub-Adviser knows or should have reason to know due to information in its possession that the available price or value of a portfolio security does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with procedures adopted by the Board of Directors, as amended from time to time.

SECTION 3.                            Delivery of Documents.

The Adviser shall furnish the Sub-Adviser with true and complete copies properly certified or authenticated of each of the following documents:

(a)                                 Organizational documents of the Fund;

(b)                                 Registration Statement of the Fund, which includes the prospectus and statement of additional information;

(c)                                  The Investment Guidelines;

(d)                                 The Advisory Agreement;

(e)                                  A list of affiliated brokers and underwriters of the Fund for compliance with applicable provisions of the 1940 Act; and

(f)                                   A list of affiliated issuers of the Fund and/or the Adviser restricted from purchase by the Fund.

(g)                                  Any procedures applicable to the Sub-Adviser adopted from time to time by the Fund’s Board of Directors.

The Adviser will promptly notify the Sub-Adviser of any amendments or supplements to any of these materials and will provide to the Sub-Adviser copies properly certified or authenticated of amendments or supplements to any of these materials as soon as practical after such materials become available.

SECTION 4.                            Allocation of Expenses.

During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement. The Sub-Adviser does not assume nor shall it pay any expenses for Fund operations and activities. For the avoidance of doubt, unless the prospectus(es) or statement of additional information of the Fund provides otherwise, the expenses to be borne by the Fund shall include, without limitation, those items listed in Section 3 of the Advisory Agreement.

SECTION 5.                            Sub-Advisory Fee.

(a)                                 The Adviser hereby agrees to pay the Sub-Adviser a monthly fee, computed and accrued daily, based on an annual rate of (i) 0.32% of the Fund’s average [daily Managed

Assets] / [weekly Net Assets] multiplied by (ii) a fraction, the numerator of which is the average [daily/weekly] total assets comprising the Sleeve for such period and the denominator of which is the average [daily] / [weekly] total assets comprising the Fund for such period. [For BOI and RA: “Managed Assets” of the Fund shall mean the Fund’s net assets, plus the amount of any borrowings for investment purposes.  The Adviser shall calculate Managed Assets and provide the Sub-Adviser with supporting information to verify the calculation of Managed Assets] [For HTR: “Net Assets” of the Fund shall mean the Fund’s total assets, minus the sum of accrued liabilities (including accrued expenses) and any declared but unpaid dividends on the common shares issued by the Fund and any preferred shares issued by the Fund and any accumulated dividends on any preferred shares issued by the Fund, but without deducting the aggregate liquidation value of the preferred shares issued by the Fund. The Adviser shall calculate Net Assets and provide the Sub-Adviser with supporting information to verify the calculation of Net Assets.] If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis. The accrued fees will be payable monthly no later than the fifteenth (15) business day following the end of each month during which this Agreement is in effect.

SECTION 6.                            Compliance with Applicable Regulations.

In performing its duties hereunder, the Sub-Adviser:

(a)                                 Shall establish, to the extent required by applicable law, compliance policies and procedures relating to the provision of sub-advisory services under this Agreement (the “Compliance Policies and Procedures”) (copies of which shall be provided to the Adviser and shall be subject to review by the Adviser and approval by the Board of Directors) and, in addition, shall comply with all applicable provisions of the “Federal Securities Laws” (as such term is defined in Rule 38a-1 under the 1940 Act); the provisions of the Registration Statement of the Fund; the provisions of the organizational documents of the Fund, as the same may be amended from time to time; and Rule 206(4)-7 under the Advisers Act; and any other applicable provision of state, federal or foreign law to the extent violations of such law may adversely affect the Fund or the Adviser. The Sub-Adviser agrees to provide the Adviser with a copy of the Sub-Adviser’s annual compliance report in accordance with Rule 206(4)-7 under the Advisers Act and a copy of the Sub-Adviser’s AAF 01/06 report or its equivalent on an annual basis. The Sub-Adviser shall provide reasonable assistance to the Adviser in complying with the asset diversification requirements set forth under Section 851 (b)(3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and the gross income qualification requirements as set forth under Section 851(b)(2) of the Code. The Sub-Adviser shall also manage the Sleeve in a manner that will provide reasonable assistance to the Adviser’s efforts to (i) make available sufficient cash for the Fund to pay dividends that satisfy the distribution requirements set forth in Section 852(a) of the Code and eliminate tax at the fund level under Section 852(a) and Section 4982(a) of the Code and (ii) permit the Fund to pay exempt-interest dividends within the meaning of Section 852(b)(5) of the Code. The Sub-Adviser shall provide the Fund’s Chief Compliance Officer (the “CCO”) with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits, during normal business hours, by the CCO with the Sub-Adviser as may be reasonably requested from time to time. The Sub-Adviser shall provide reasonable assistance to the Fund and the CCO in complying with Rule 38a-1 under the 1940 Act and, upon the request of the Fund and/or the CCO, including in connection with the CCO’s annual written report to the Board required pursuant to Rule 38a-1, the Sub-Adviser agrees to provide, upon request, quarterly reports and certifications from the Sub-Adviser’s Chief Compliance Officer regarding: (i) the adequacy and operation of the Compliance Policies and Procedures and any material changes made or recommended to be made to those policies and procedures; and (ii) the effectiveness of their implementation.  Until further notice, the Adviser hereby requests these quarterly reports and certifications from the Sub-Adviser.

(b)                                 Shall notify the Fund and Adviser regarding: (i) any material changes made to the Compliance Policies and Procedures since the date of the last report delivered pursuant to paragraph (a) of this Section 6; (ii) any material changes to the Compliance Policies and Procedures recommended as a result of the annual review conducted pursuant to Rule 38a- 1 under the 1940 Act; and (iii) any (A) material violation of the Federal Securities Laws by the Sub-Adviser relating to the provision of the sub-advisory services provided under this Agreement; (B) material violation by the Sub-Adviser of the Compliance Policies and Procedures, the Fund’s or the Adviser’s policies and procedures to the extent such policies and procedures are previously provided to the Sub-Adviser, and to the extent the Board would reasonably need to know to oversee Fund compliance; and (C) known material weakness in the design or implementation of the Compliance Policies and Procedures that relate to the services being provided by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall provide the notice contemplated by clauses (i) and (ii) above within a reasonable period of time after the event giving rise to the notice, except that the Sub-Adviser shall promptly notify the Fund and the Adviser of any such events which may have a material effect upon the Sub-Adviser’s ability to perform its obligations under this Agreement. The Sub-Adviser shall provide the notice contemplated by clause (iii) above promptly after the event giving rise to such notice.

(c)                                  Shall exercise voting rights with respect to portfolio securities held by the Fund in the Sleeve in accordance with written policies and procedures adopted by the Sub-Adviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related guidance from the Securities and Exchange Commission and its staff relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Sub-Adviser shall vote proxies on behalf of the Fund for those securities owned by the Sleeve in a manner deemed by the Sub-Adviser to be in the best interests of the Fund pursuant to the Sub-Adviser’s written Proxy Voting Policies and Procedures. The Sub-Adviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-2 for inclusion in the Registration Statement of the Fund. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its Proxy Voting Policies and Procedures.

(d)                                 Agrees that it will maintain for the Fund all records as required under Rules 31a-1 and 31a-2 under the 1940 Act in respect to its services hereunder and that such records that pertain to the Fund are the property of the Fund and further agrees to surrender promptly to the

Fund any such records upon the Fund’s request all in accordance with Rule 31a-3 under the 1940 Act, provided that the Sub-Adviser may retain a copy of those records for compliance purposes.

(e)                                  Agrees to regularly report to the Adviser on the investment program for the Sleeve and the issuers and securities represented in the Sleeve, and will furnish the Adviser, with respect to the Sleeve, such periodic and special reports as the Board and the Adviser may reasonably request or as may be required by applicable law.

(f)                                   Will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure of Funds’ Portfolio Holdings Policy and Procedures”), as provided in writing to the Sub-Adviser and as may be amended from time to time. The Sub-Adviser agrees to provide a certification with respect to compliance with the Fund’s Procedure for Compliance with Regulation FD as may be reasonably requested by the Fund from time to time.

(g)                                  Will provide the Adviser with a list of affiliated brokers and underwriters of the Sub-Adviser for compliance with applicable provisions of the 1940 Act.

(h)                                 Shall promptly notify the Adviser and the Fund (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration or ability to serve as an investment adviser; or has commenced proceedings or an investigation that are reasonably expected to result in any of these actions; (ii) if it becomes aware that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; and (iii) if it becomes aware that the Fund has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder. The Sub-Adviser further agrees to notify in writing the Adviser and Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that should be but is not contained in the Registration Statement of the Fund, or any amendment or supplement thereto, or of any statement contained therein regarding the Sub-Adviser that becomes untrue in any material respect.

(i)                                     For the avoidance of doubt, the Sub-Adviser shall not be responsible for compliance by the Fund’s Board of Directors or officers (including the CCO) or by the Adviser with their respective obligations under the 1940 Act (including Rule 38a-1 under the 1940 Act), the Code, and the regulations thereunder, and under any federal, state or self-regulatory organization’s laws, rules, regulations or orders applicable to them.

SECTION 7.                            Adviser Representations and Warranties.

(a)                                 The Adviser represents and warrants to the Sub-Adviser that (i) the retention of the Sub-Adviser by the Adviser as contemplated by this Agreement is authorized by the governing documents of the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) the Adviser has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by the Advisory Agreement; (iv) the Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (v) the Adviser has the corporate authority to enter into and perform the services contemplated by this Agreement; and (vi) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms hereof subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser agrees that it will, upon request, provide any information reasonably requested by the Sub-Adviser regarding the scope and coverage of the Adviser’s and the Fund’s errors and omissions and professional liabilities policy.

SECTION 8.                            Sub-Adviser Representations and Warranties.

(a)                                 The Sub-Adviser represents and warrants to the Adviser that (i) the Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) the Sub-Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) the Sub-Adviser has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) the Sub-Adviser has the authority to enter into and perform the services contemplated by this Agreement; (v) the Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (vi) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law), and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding on the Sub-Adviser; and (vii) the Sub-Adviser is duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(b)                                 The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such Code of Ethics, together with evidence of its adoption. Within 15 days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the Chief Executive Officer, Chief Operating Officer, Chief Compliance Officer or another officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s Code of Ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s Code of Ethics. The Sub-Adviser further represents and warrants to the Adviser that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Sub-Adviser’s Code of Ethics.

(c)                                  The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has provided the Fund and the Adviser with a copy of its Form ADV Part 1 and Part 2, which as of the date of this Agreement is its Form ADV 1 as most recently filed with the SEC and promptly will furnish a copy of all amendments to its Form ADV Part 1 and Part 2 to the Fund and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d)                                 The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will promptly notify the Adviser of any change of control of the Sub-Adviser, including any change of its direct or indirect 25% shareholders, and any changes in the Key Personnel (as set forth below) of the Sub-Adviser, in each case prior to or, to the extent prior notice is not practicable, promptly after such change. Notwithstanding the foregoing and subject upon the reasonable request of the Sub-Adviser to the terms of Section 14 of this Agreement, the Sub-Adviser will promptly notify the Adviser of any existing agreement, or upon entering into any agreement, that may result in a change in control of the Sub-Adviser. The Sub-Adviser will be liable to the Fund and the Adviser for all costs resulting from a change in control of the Sub-Adviser, including without limitation all costs associated with proxy solicitations, meetings of the Board of Directors, revisions to prospectuses, statements of additional information and marketing materials in connection with the re-hiring of the Sub-Adviser.

Key Personnel:                                                               Michelle Russell-Dowe

Jeffrey Williams

Anthony Breaks

(e)                                  The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage. The Sub-Adviser shall provide prior written notice to the Adviser if any claims will be made under its insurance policies to the extent they relate to the services provided hereunder. Further, it shall upon request provide to the Adviser any information it may reasonably require concerning the amount or scope of such insurance to the extent related to the Sub-Adviser’s obligations under this Agreement.

(f)                                   The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance and, if required in that context, may refer to the Fund.

(g)                                  The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will not cause the Sleeve to engage in any Rule 17a-7 transactions without the Adviser’s prior written approval.

(h)                                 The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will maintain a commercially reasonable business continuity / disaster recovery plan (the “Sub-Adviser Business Continuity Plan”). The Sub-Adviser agrees to test the Sub-Adviser Business Continuity Plan at least annually and to notify the Adviser and the Fund of the results of such test upon request.

(i)                                     The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will maintain commercially reasonable cybersecurity policies and procedures. The Sub-Adviser shall notify the Adviser immediately of any cybersecurity breaches that relate to the services being provided by the Sub-Adviser pursuant to this Investment Sub-Advisory Agreement.

(j)                                    The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will notify the Adviser to the extent the Sub-Adviser receives any comments during any investigation or review of its business by the SEC or any other regulator that relate to the services being provided by the Sub-Adviser pursuant to this Investment Sub-Advisory Agreement.

(k)                                 The Sub-Adviser represents and warrants that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Adviser shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Adviser agrees to notify the Adviser within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Adviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation, or limitation of the Sub-Adviser’s commodity trading registration or NFA membership, or (iii) the institution of an action of proceeding that could lead to a statutory disqualification under the SEC or an investigation by any governmental agency or self-regulatory organization of which the Sub-Adviser is subject or has been advised it is a target.

SECTION 9.                            Limitation of Liability.

The Sub-Adviser shall not be liable to the Fund or the Adviser for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Fund or its shareholders or the Adviser to which it might otherwise be subject by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”) nor shall any provision hereof be deemed to protect any Director or officer of the Fund or the Adviser against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.

SECTION 10.                     Indemnification.

(a)                                 By the Adviser. The Adviser agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) harmless from any and all direct liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of:

(i)                                     The Adviser’s material breach of its duties under this Agreement; or

(ii)                                  any Disabling Conduct on the part of the Adviser or any of its directors, officers or employees in the performance of the Adviser’s duties and obligations under this Agreement, except to the extent such loss results from the Sub-Adviser’s Disabling Conduct in the performance of Sub-Adviser’s duties and obligations under this Agreement.

(b)                                 By the Fund.

(i)                                     The Fund agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the 1933 Act (each, a “Sub-Adviser Indemnitee”) harmless from any and all direct  liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund (other than a misstatement or omission relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to the Adviser or the Fund by the Sub-Adviser).

(ii)                                  As to any matter disposed of by settlement or a compromise payment by such Sub-Adviser Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or settlement shall be provided unless such payment or settlement was previously authorized by a majority of the full Board of Directors of the Fund. With respect to any action, suit or other proceeding voluntarily prosecuted by any Sub-Adviser Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Sub-Adviser Indemnitee was authorized by a majority of the full Board of Directors of the Fund. Notwithstanding the foregoing, the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Fund cannot lawfully waive.

(iii)                               All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Sub-Adviser Indemnitee is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act), nor parties to the proceeding, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

(c)                                  By the Sub-Adviser. The Sub-Adviser agrees to indemnify and hold the Adviser, its officers and directors, and any person who controls the Adviser within the meaning of Section 15 of the 1933 Act, and the Fund harmless from any and all direct liabilities, losses or damages (including reasonable attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of:

(i)                                     any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading that was approved by the Sub-Adviser in writing or provided to the Adviser or the Fund by the Sub-Adviser in any of the following materials: the Registration Statement, any proxy statement, any annual or semi-annual report to investors in the Fund, any other reports filed with the SEC, any press release or any marketing material of the Fund relating to disclosure about the Sub-Adviser;

(ii)                                  Sub-Adviser’s material breach of its duties under this Agreement; or

(iii)                               any Disabling Conduct on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser’s duties and obligations under this Agreement, except to the extent such loss results from the Fund’s or the Adviser’s own Disabling Conduct in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement.

SECTION 11.                     Duration and Termination of this Agreement.

(a)                                 Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Fund’s Board of Directors, including approval by a vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 11(c), so long as such continuance is approved at least annually (i) by either the Fund’s Board of Directors or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund and (ii) in either event, by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)                                 Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. No material amendment to this Agreement shall be effective until approved by a vote of a majority of the Fund’s outstanding voting securities, unless the Fund receives an SEC exemptive order or opinion of counsel, or the issue is the subject of a position of the SEC or its staff permitting it to modify the Agreement without such vote (including but not limited to the interpretation thereof that amendments that do not increase the compensation of the Sub-Adviser or otherwise fundamentally alter the relationship of the Fund with the Sub-Adviser do not require shareholder approval if approved by the requisite majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund).

(c)                                  Termination. This Agreement may be terminated (i) at any time, without payment of any penalty, by vote of the Fund’s Board of Directors, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, (ii) at any time, without payment of a penalty, by the Adviser (1) upon no less than 60 days’ prior written notice to the Sub-Adviser; (2) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in this Agreement; or (3) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund, or (iii) by the Sub-Adviser upon no less than 120 days’ prior written notice to the Adviser. All rights to compensation under this Agreement shall survive the termination of this Agreement. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty (30) days of the date of termination.

(d)                                 Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act) or upon termination of the Advisory Agreement.

SECTION 12.                     Prohibited Conduct.

In providing the services described in this Agreement, the Sub-Adviser will not consult with any unaffiliated investment advisory firm that provides investment advisory services to any investment company sponsored by the Adviser, including the Fund, regarding transactions in portfolio securities or other portfolio investments of the Fund.

SECTION 13.                     Services Not Exclusive.

The services of the Sub-Adviser to the Fund hereunder are not to be deemed exclusive, and the Sub-Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Sub-Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Sub-Adviser provides administrative or other, non-investment advisory services to the Fund, and the Sub-Adviser may be compensated for such other services.

SECTION 14.                     Confidentiality.

During the term of this Agreement, and at all times thereafter, no party to this Agreement shall by itself, or assist anyone else to, directly or indirectly, disclose to any person or entity that is not a party to this agreement Confidential Information of the Sub-Adviser, the Adviser or the Fund, which is not otherwise in the public domain or previously known, now known or subsequently learned, provided that each party may disclose Confidential Information to the extent reasonably necessary to perform its duties under this Agreement such as to broker-dealers, lawyers, accountants and other agents and, provided, further, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority; provided, however, that each party will, if legally compelled to disclose such information: (i) provide the other party with prompt written notice of that fact so that the other party may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; and (ii) endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed. For the avoidance of doubt, the Sub-Adviser acknowledges that the Adviser may from time to time in its sole discretion determine to disclose information regarding the Fund or the Sleeve.  “Confidential Information” shall mean any information, whether written or oral, and materials furnished to or obtained by the Sub-Adviser or the Adviser, including but not limited to that which relates to the Adviser, the Sub-Adviser, the Fund, and their affiliates, clients, customers, vendors, or other third party’s research, development, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data and other information and materials, regardless of its form, other than information in the public domain.

SECTION 15.                     Notices.

Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of the Fund and the Adviser for this purpose shall be Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281-1023, Attention: General Counsel, and the address of the Sub-Adviser for this purpose shall be 875 Third Avenue, 22nd Floor, New York, New York 10022, Attention: General Counsel.

SECTION 16.                     Governing Law; Severability; Counterparts.

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 17.                     Miscellaneous.

Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

BROOKFIELD FUND INC.
(solely with respect to Section 10(b) of this Agreement)

By:
Name:
Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

By:
Name:
Title: